Exhibit 10.62

SPECIAL LIMITED AGENCY AGREEMENT

THIS SPECIAL LIMITED AGENCY AGREEMENT (as amended, modified or restated from time to time, this “Agreement”) dated as of November 13, 2017 (the “Effective Date”), is made by and between TXCSO, Inc., a Texas corporation (“Lender”) doing business as Barr Funding Company, and Avio Credit, Inc., a Delaware Corporation (referred to herein as “CSO”).

RECITALS

WHEREAS, pursuant to Section 303.001(b) and Section 342.004(b) of the Texas Finance Code, Lender intends to make Loans (as defined below) in the State of Texas to Borrowers (as defined below) charging annual interest rates not greater than TEN PERCENT (10.00% APR), secured by (1) CSO’s Credit Enhancement (as defined below) on behalf of a Borrower, (2) Borrowers’ personal checks, remotely created checks, automated clearing house debit authorizations, or other electronic debit authorizations

(a “Debit Authorization”), and/or automobile titles (when applicable).

WHEREAS, CSO is a (1) credit services organization registered under Section 393, et seq., of the Texas Finance Code, and (2) credit access business, registered under Section 393, et seq. of the Texas Finance Code, CSO intends to provide, in consideration of the payment of certain fees and other charges by a Borrower, assistance or other services relating to obtaining an extension of consumer credit from Lender.

WHEREAS, Lender desires to appoint CSO as its non-exclusive, special, limited agent with authority to advertise, accept loan applications, prepare loan documentation, to collect payments, and to do and perform such other services as may be mutually agreed between Lender and CSO in furtherance of the transactions contemplated by this Agreement.

WHEREAS, the parties desire to enter into this Agreement for the purpose of setting forth the terms and conditions which will govern certain services to be provided by CSO to Lender in connection with the Loans.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and CSO agree as follows:

1. Definitions. Except as may be explicitly stated otherwise herein, the following terms shall have the following meanings ascribed to them below:

“Advertising Materials” means all materials and methods used by CSO in the performance of CSO’s marketing and promotion of the Loans, including, without limitation, brochures, letters, print advertisements, internet advertisements, television and radio communications and other advertising, promotional and similar materials.

“Applicant” means an individual who requests or applies for a Loan under the Loan Program through CSO.

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“Borrower” means an individual obligor with respect to one or more Loans who is a resident of the State of Texas at the time such obligor signs the Loan Documents (as defined below). “Borrowers” means all such obligors.

“Credit Enhancement” means the guaranty, letter of credit or other credit enhancement issued by CSO or Principal Guarantor for each Loan in favor of Lender for the Borrower thereunder and, which provides for the unconditional and absolute guarantee of the payment in full of each such Loan of the Guarantied Obligations.

“CSO Program” means the program of CSO for providing credit services to Borrowers, including issuing CSO’s Credit Enhancement on behalf of a Borrower to enhance their credit and the arrangement of Loans between Lender and Borrowers pursuant to this Agreement and the Program Guidelines (as defined below).

“Loans” means any extension of credit to Borrowers for personal, family, or household purposes with an interest rate not to exceed TEN PERCENT per annum (10.00% APR) made by Lender, with the assistance of CSO, under the Loan Program.

“Loan Program” means the lending program of Lender for originating and consummating Loans pursuant to this Agreement and the Program Guidelines.

“Principal Guarantor” means Curo Intermediate Holding Corporation which directly or indirectly owns ONE HUNDRED PERCENT (100.00%) of CSO.

“Program” means collectively the Loan Program and the CSO Program.

“Program Guidelines” means those guidelines established from time to time for the administration of the CSO Program and the Loan Program.

“Program Materials” means all promissory notes, security agreements, documents, agreements, instruments or other writings, as well as materials and methods used in connection with the performance of the parties’ obligations under this Agreement, including without limitation applications, disclosures and agreements required by the Rules, privacy policies, collection materials, red flag rules and the like, but excluding Advertising Materials.

“Regulatory Authority” means any local, state, or federal regulatory authority having valid jurisdiction or exercising regulatory or similar oversight with respect to Lender, CSO, or Third Party Service Providers.

“Rules” means all local, state, and federal statutes, regulations, or ordinances applicable to the acts of Lender, CSO, or a Third Party Service Provider as they relate to the CSO Program and/ or the Loan Program; any order, decision, injunction, or similar pronouncement of any court, tribunal, or arbitration panel issued with respect to Lender, CSO, or a Third Party Service Provider in connection with this Agreement or the Program; and any regulations, policy statements, and any similar pronouncement of a Regulatory Authority applicable to the acts of Lender, CSO, or a Third Party Service Provider as they relate to this Agreement or the Program.

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“Senior Debt” means all debt and obligations of Lender to Senior Lender under the Senior Loan Documents.

“Senior Lender” means Lender’s senior secured lender(s) or an agent designated by such senior secured lender(s).

“Senior Loan Documents” means all agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Senior Debt, certain indebtedness and obligations of Lender to Senior Lender.

“Third Party Service Provider” means any contractor or service provider directly or indirectly retained by Lender or CSO, who provides or renders services in connection with the CSO Program or the Loan Program.

Other terms defined herein have the meanings so given to them. Each reference in this Agreement to a definition is a reference to a definition contained in this Agreement, unless the context expressly provides otherwise. Whenever the context requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular. Words denoting gender shall include the masculine, feminine and neuter.

2. General Description of the Loan Program and the CSO Program.

a. Independence of CSO and Lender. CSO and Lender intend to comply with any applicable Rules and to operate independently of each other in their respective capacities as a credit service organization and/or a credit access business in the case of CSO and third-party lender in the case of Lender. CSO and Lender contemplate that CSO will provide credit services related to the Loans.

b. Loan Program. The parties agree that the Loan Program shall consist of the origination, funding, and collection of Loans to Borrowers in accordance with the Rules and Program Guidelines. The parties agree that Lender shall have sole responsibility for establishing credit and underwriting criteria for the Loans, making the decisions as to whether or not to make Loans to an Applicant, funding the Loans, and, subject to the timely performance of CSO’s obligations hereunder, managing the Loan Program in accordance with the express obligations under this Agreement and the Program Guidelines. Except as expressly provided herein, (i) nothing herein shall be deemed to commit Lender to originate or fund any particular level or number of Loans, and (ii) Lender makes no representation, warranty or covenant as to the amount of funding it will be able to provide for the Loans. Except as expressly provided with respect to the rights and interest of CSO in this Agreement as to the CSO Fees, Lender or its assigns shall be the sole owner of all Loans made pursuant to this Agreement and CSO shall have no right, title or interest in such Loans.

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c. CSO Program. The parties agree that CSO’s responsibility under the Program shall be to act as a “credit services organization” and/or a “credit access business” on behalf of Borrowers in accordance with the Rules and Program Guidelines and as such CSO shall have the right to charge each Borrower a fee (a “CSO Fee”) for providing credit services to each such Borrower (including issuing the Credit Enhancement for such Borrower) and arranging for a Loan on behalf of such Borrower. CSO shall not share with Lender, and Lender shall not accept as compensation, any portion of any CSO Fee obtained from a Borrower. If required by applicable Rules, CSO also shall act as a “third party debt collector” (as defined under Chapter 392 of the Texas Finance Code) on behalf of Lender with respect to the Loans in accordance with the Program Guidelines. The services CSO provides to each Borrower shall be governed by a Credit Services Disclosures, Terms and Conditions (each “CSO Disclosure Statement”) and a Credit Services Agreement between CSO and each Borrower (each a “CSO Contract”). CSO, in CSO’s sole discretion, shall be solely responsible for determining the amount of the CSO Fee, the disclosures set forth in the CSO Disclosure Statement and the terms and conditions of each CSO Contract. CSO shall determine, in its sole discretion, whether or not it is appropriate to offer a Credit Enhancement in connection with an Applicant. Nothing herein shall be deemed to commit CSO to broker any particular level or number of Applicants for Loans, and CSO makes no representation, warranty or covenant as to the number of Loan applications CSO will submit to Lender on behalf of Applicants. Unless otherwise required by the Rules, nothing herein shall be deemed to require CSO to submit to Lender the application of any prospective Borrower to whom CSO has determined not to provide credit services or for whom CSO has determined not to issue a Credit Enhancement.

d. Commencement Date. The parties shall endeavor to begin the Program and commence providing credit services and making Loans hereunder as of the Effective Date or such other date as mutually agreed upon by the parties.

3. Duties and Responsibilities of Lender. Lender shall perform and discharge the following duties and responsibilities.

a. Develop (and from time to time as it determines appropriate, modify) and deliver to CSO or a Third-Party Service Provider credit and underwriting criteria determined by Lender, in Lender’s sole discretion, to be appropriate, reasonable and prudent for the Loan Program and the Loans.

b. Make a determination, in Lender’s sole discretion, as to whether or not to extend a Loan to each Applicant which determination shall be made on a case by case basis, pursuant to scoring systems or other criteria or models, established by Lender and in the manner set forth in the Program Guidelines.

c. Extend credit in the form of Loans to Applicants it deems eligible to be Borrowers and fund the Loans in amounts as it determines appropriate to extend credit thereto.

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d. Disburse or cause the disbursement of the proceeds of Loans to Borrowers in the manner set out in the Program Guidelines.

e. Manage the Loan Program in accordance with Lender’s express obligations under this Agreement and under the Program Guidelines and manage the portfolio of Loans using commercially reasonable standards of care, skill and attention, in each case subject to the timely performance by CSO of CSO’s obligations under this Agreement and the Program Guidelines.

f. Promptly deliver to CSO all communications received from Borrowers or Applicants (including, without limitation, information requests and bankruptcy filings).

g. Generate or cause the generation of adverse action notices and other communications that may be required under the Rules for Applicants who apply for but are denied a Loan, subject to CSO’s responsibility as Lender’s special limited agent to deliver and manage such adverse action notices as described in the Program Guidelines.

4. Duties and Responsibilities of CSO. CSO shall perform and discharge the following duties and responsibilities:

a. Develop (and from time to time as it determines appropriate, modify) its credit and underwriting criteria for CSO’s credit services and CSO fees in CSO’s sole discretion to be appropriate, reasonable and prudent for the CSO Program and for the issuance of CSO’s Credit Enhancement on behalf of a Borrower in favor of Lender.

b. Maintain all licenses and bonds required under applicable Rules during the term of this Agreement.

c. Make a determination, in CSO’s sole discretion, as to whether or not to extend credit services and specifically issue a Credit Enhancement on behalf of a prospective Borrower (which determination shall be made on a case by case basis, pursuant to scoring systems or other criteria or models established or utilized by CSO).

d. Do and perform all other activities assigned to or expected of it as set forth herein or in the Program Guidelines relating to the CSO Program, which are incorporated herein by reference.

5. Appointment of CSO as Special Limited Agent. Lender hereby appoints CSO as its special limited agent to perform certain administrative and servicing functions in connection with this Agreement under the Program and retains CSO as its servicer for the Loans, as provided in this Agreement and in the Program Guidelines. CSO hereby accepts the appointment as Lender’s special limited agent and agrees to perform and discharge the following duties and responsibilities at its own cost and expense.

a. Market and promote the Program and the Loans and solicit potential Applicants in the manner set forth herein.

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b. Provide certain disclosures and agreements to each Borrower, including a CSO Disclosure Statement and a CSO Contract, and such other disclosures and agreement as may be required by the Rules in the manner described in the Program Guidelines or in the Rules.

c. Administer the application process for Loans, solicit applications, and assist potential Borrowers in completing applications in accordance with the Rules.

d. If required, maintain a contract with a Third Party Service Provider or, alternatively, coordinate with or utilize another underwriting system approved by Lender that will receive Loan applications and evaluate such applications and any collateral using Lender’s underwriting criteria.

e. To the extent required by the Program Guidelines, transmit Loan applications to Lender and/or a Third Party Service Provider in accordance with the Program Guidelines.

f. Receive evaluations of Loan applications and the resulting Loan approval or denial decisions from Lender and/or Third Party Service Provider and forward such decisions to the applicable Applicants.

g. Prepare and ensure the proper completion and delivery of Loan Documents in accordance with all applicable Rules to Lender, a Third Party Service Provider (if instructed by Lender) and Borrowers.

h. Prepare security documents to permit the perfection of liens on any collateral securing the Loans and file such security documents with the appropriate authority.

i. Receive for Lender from Borrowers’ payments due to Lender, other than dedicated CSO fees, under the Loans and forward any to Lender, in the manner specified in this Section 5(i), any such payments delivered to CSO by Borrowers. The funds from these payments shall belong to Lender (or the recipient designated by Lender), shall be held in trust by CSO for Lender, and shall be remitted to Lender within ONE (1) business day of receipt by CSO to the bank account designated and controlled by Lender. Any payment on a Loan received by CSO, other than the CSO fee, shall be binding upon Lender with respect to the applicable Borrower. In accordance with this Agreement, CSO, as Lender’s special limited agent, shall continue to accept payments and otherwise collect on the Loans as long as any Guarantied Obligations shall be outstanding.

j . Reflect all Loan transactions and track Loan balances on a loan management system and accounting system to be maintained by CSO pursuant to the requirements of this Agreement.

k. Comply with all registration, bonding and other requirements of the Texas Finance Code and other applicable Rules and any regulations promulgated thereunder, and with the Rules, including federal laws and regulations applicable to CSO’s credit services, collection and servicing activities with respect to the Loans, to the extent that any such Rules including without limitation, federal statutes or regulations, are applicable to CSO’s credit services, collection and servicing activities.

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I. Maintain and retain the original of all Program Materials with respect to each Loan (either in paper or electronic format), except that CSO may retain copies of Program Materials (other than any original promissory note which shall be retained by CSO or a person designated by Lender) in connection with a Loan in lieu of the original if Borrower is required to receive the original under applicable Rules or with Lender’s prior written consent, for the period required by applicable Rules; provided, however, that in the event that CSO shall no longer be conducting business as a credit services organization and/or a credit access business in Texas, CSO shall deliver to Lender all Program Materials relating to all Loans then owned by Lender. CSO shall provide Lender access to such Program Materials no later than FIVE (5) business days after written request. The records and documentation maintained by CSO pursuant to this Agreement shall be maintained in a secure environment at all times and in compliance with applicable Rules.

6. Defaulted Loans and Credit Enhancement. A Loan shall default upon the occurrence of any of the following: (a) Borrower fails to make any payment when due, (b) Borrower makes any statement or representation in connection with obtaining a Loan which is materially false or misleading when made, (c) Borrower fails to keep any promise or agreement it made to Lender in any promissory note or other document evidencing or relating to a Loan, or (d) the CSO Contract related to such Loan is cancelled for any reason prior to Lender receiving payment in full on such Loan. Pursuant to each CSO Contract, and regardless of whether the CSO Contract is cancelled, CSO agrees to issue on behalf of each CSO approved Borrower, and for the benefit of Lender, a Credit Enhancement for the prompt payment of the amounts due to Lender under each Loan made by Lender under the Loan Program, as described in this paragraph; provided that such Credit Enhancement shall be in a form and substance satisfactory to Lender. A Credit Enhancement issued in respect of a Loan shall provide for the unconditional, irrevocable and absolute guarantee of the related loan in an amount equal to the sum of (or such lesser amount as may be agreed in writing from time to time by Lender and CSO): (a) the principal amount of the Loan and accrued and unpaid interest thereon, plus (b) to the extent that the same shall be due and owing in connection with a Loan, an NSF fee for items returned by a depository institution equal to the lesser of NINE AND NO/100 DOLLARS ($9.00) or the amount permitted by applicable law, plus (c) to the extent that the same shall be charged, due and owing in connection with a Loan, a late fee equal to the greater of SEVEN AND 50/100 DOLLARS ($7.50) or FIVE PERCENT (5.00%) of the delinquent payment for any payment past due for more than the period required by applicable law or for such longer period as may be set forth in the Program Guidelines (“Guaranteed Obligations”). Upon receipt of a Lender demand, CSO shall promptly pay Lender in full the respective Guarantied Obligations for the defaulted Loan under the Credit Enhancement. The parties agree that CSO may issue a Credit Enhancement covering more than one Loan, in which case Lender shall have all the rights and CSO shall have all the obligations with respect to such Credit Enhancement as the Parties would have if individual guaranties were issued for each Loan. If Lender draws on a Credit Enhancement and is paid in full for all amounts owing on a Loan attributable to the respective Guarantied Obligations, Lender’s interest in the related Loan shall be assigned automatically to CSO, without any representation or warranty. With respect to each Borrower to which CSO elects to extend credit services and which becomes a Borrower of a Loan under the Loan Program, CSO shall create and maintain books and records reflecting that the respective Guarantied Obligations of such Borrower

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under such Loan are guaranteed by CSO under the Credit Enhancement, including, if applicable, appropriate documentation to substantiate and confirm that multiple Loans are being guaranteed under such Credit Enhancement, which documentation shall be in a form and substance satisfactory to Lender.

7. Settlement. Subject to the terms and conditions of this Agreement, including but not limited to the offset and set-off rights in Section ll(d) below, the parties agree to settle all amounts due from one party to the other pursuant to this Agreement and the Program Guidelines on a daily basis or at such other times as the parties may agree (the date of any such settlement, being the “Transaction Date”). Any payment due from one party to the other under this Agreement and the Program Guidelines shall be made by an automated clearing house transfer with next day settlement on the business day immediately succeeding the Transaction Date. Within TWENTY (20) days after the end of each calendar month, the parties shall prepare a recap and reconciliation of all the settlements made during that month, and if the reconciliation reveals that one party owes the other an amount necessary to correct an inaccuracy in the previous settlement process, that amount shall be paid within TWO (2) business days. The settlement obligations of the parties under this Agreement and the Program Guidelines shall survive the termination of this Agreement and will remain in effect as long as any Loans remain unpaid or any party owes any amount to the other party under this Section 7. Pursuant to the requirements of this Agreement, CSO shall capture and record all relevant data concerning any Loan transaction and prepare appropriate reports and summaries as may be necessary to effect settlement hereunder, facilitate the review and analysis of all Loan activity, and permit Lender to reflect such Loan transactions on its books and records.

8. Program Guidelines. Lender and CSO will mutually agree upon the Program Guidelines in writing and will comply with such Program Guidelines, as the same may be amended from time to time by written agreement of the parties or as may be modified to insure compliance with the Rules. The parties may modify the then current Program Guidelines only in accordance with this Agreement. Both parties agree to act in good faith and in a commercially reasonable manner in connection with the establishment and modification, if any, of the Program Guidelines. The parties agree to perform their duties and responsibilities under this Agreement in accordance with the provisions of the Program Guidelines as applicable to it, as they may be modified from time to time.

9. Program Materials; Advertising Materials; Trade Names and Trademarks. The parties shall each be responsible for preparing their own respective Program Materials; provided, however, prior to the use of any Program Materials prepared by one party, the other party shall be entitled to review and approve such Program Materials in the manner described below. Each party agrees that it will not use any Program Materials unless such Program Materials have been approved in advance by the other party hereto (which approval shall not be unreasonably withheld, conditioned, or delayed). CSO shall be responsible for the development of proposed Advertising Materials concerning advertising and marketing of Loans and solicitation of potential Borrowers. The form and content of all Advertising Materials shall be subject to the prior review and approval of Lender in the manner described herein. The nature of the Advertising Materials, the scope of their dissemination, and the total expenditures to be made on Advertising Materials for the CSO Program and the Program shall be determined by CSO in its reasonable discretion, and CSO shall pay all expenses concerning the production, use, and dissemination of Advertising Materials. Notwithstanding anything herein to the contrary, each party agrees that it will respond in writing to any request from the other party for an approval of any Advertising Materials or Program

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Materials within FIVE (5) business days following such other party’s receipt of such materials and any such materials shall be deemed approved by such other party upon the earlier to occur of (a) the actual approval of such materials, or (b) upon the expiration of the above-described FIVE (5) business day period if the party whose approval is being sought fails to timely approve or disapprove such materials within such FIVE (5) business day period. If a party disapproves any proposed Program Materials or Advertising Materials within the required time frame, such party will detail its reasons for such disapproval in such party’s written disapproval notice to the other party. A party hereto may at any time retract or modify any approval previously given by it with respect to any Program Materials or Advertising Materials if such action is necessary in order to remain in compliance with the Rules; provided, however, no party shall retract or modify a previously granted approval if there has been no intervening change in the Rules which would require such retraction or modification. CSO shall ensure that all Advertising Materials and the Program Materials shall comply with all applicable Rules. Each of Lender and CSO acknowledges that approved Program Materials and/or Advertising Materials may contain trade names, trademarks, or service marks of CSO and Lender, and Lender or CSO, as the case may be, shall have no authority to use any such names or marks of the other party separate and apart from their use in the Program Materials or Advertising Materials. The parties shall use Program Materials and Advertising Materials only for the purpose of implementing the provisions of this Agreement and shall not use Program Materials or Advertising Materials in any manner that would violate the Rules or any provision of the Program Guidelines.

10. Loan Terms and Charges; CSO Terms and Fees. All underwriting criteria, Loan terms and all interest, fees, and other charges associated with the Loans, exclusive of any CSO Fees, shall be established by Lender and shall be reflected in the Program Guidelines. Notwithstanding the foregoing, however, Lender shall have the right to modify any underwriting criteria, Loan terms, interest rates, fees, or other charges (exclusive of any CSO Fees), from time to time, at its discretion (the “Changed Terms”). Unless otherwise required by applicable Rules, Lender shall provide CSO with not less than THIRTY (30) days prior written notice of the Changed Terms. The terms and conditions of the CSO Disclosure Statements, CSO Contracts and the amount of any CSO Fees shall be established by CSO, shall comply with the Rules and shall be reflected in the Program Guidelines. Notwithstanding the foregoing, however, CSO shall have the right to modify any CSO Disclosure Statements, CSO Contracts and the amount of any CSO Fees, from time to time, at its discretion. In the event that either party hereto becomes aware that any aspect of the Loan Program or CSO Program, including but not limited to underwriting criteria, Loan terms, interest, fees or other charges associated with any Loan, any term or condition of any CSO Disclosure Statement or CSO Contract or the amount of any CSO Fee, or any activity of CSO as a third-party debt collector, is not in compliance with the Rules, the party becoming aware of the same shall notify the other party of such non-compliance and each party hereto agrees to cooperate in good faith with each other, and to diligently take commercially reasonable steps, as may be necessary in order to promptly correct and cure any such non-compliance.

11. Nature of Certain Credit Enhancements.

a. Guaranty by CSO. CSO hereby unconditionally, irrevocably and absolutely guarantees (i) the due and punctual payment and performance of the Guarantied Obligations, and (ii) agrees that this guaranty shall be a continuing guaranty, shall be binding upon CSO, and upon its

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successors and assigns, and shall remain in full force and effect, and shall not be discharged, impaired or affected by the following, without limitation (1) the existence or continuance of any of the Guarantied Obligations (other than the payment or performance of the Guarantied Obligations in accordance with their terms); (2) the validity or invalidity of any document or agreement evidencing the Guarantied Obligations or any of them; (3) the existence or continuance of any Borrower’s obligations with respect to the Guarantied Obligations; (4) any waiver, indulgence, alteration, substitution, exchange, change in, modification or other disposition of any of the Guarantied Obligations, all of which Lender is hereby expressly authorized to make from time to time without notice to CSO; (5) the acceptance by Lender of any security for, or other guarantors upon, all or any part of the Guarantied Obligations; or (6) any defense (other than the payment or performance of the Guarantied Obligations). CSO will pay and reimburse Lender in full for the amount of any and all Guaranteed Obligations due hereunder pursuant to the terms of this Agreement. Upon final satisfaction of the Guarantied Obligations, Lender shall promptly (and in any event within FIVE (5) business days of such satisfaction) return to CSO any sums held as collateral for the Guarantied Obligations.

b. Principal Guaranty. As a material inducement to enter into this Agreement, Principal Guarantor:

i. Unconditionally, irrevocably and absolutely guarantees (1) the due and punctual payment of all amounts due and payable from CSO to Lender under this Agreement, including but not limited to, all Guarantied Obligations; and (2) the due and punctual performance and observance by CSO of all other obligations, warranties, covenants and duties of CSO set forth in this Agreement (all of which amounts payable and the terms, warranties, agreements, covenants and conditions being herein called the “Principal’s Obligations”).

ii. Agrees that the guaranty set forth in this Section 11(b) shall be a continuing guaranty, shall be binding upon Principal Guarantor, and upon its successors and assigns, and shall remain in full force and effect, and shall not be discharged, impaired or affected by the following without limitation (1) the existence or continuance of any of the Principal’s Obligation’s (other than the payment or performance of the Principal’s Obligations in accordance with their terms); (2) the validity or invalidity of any document or agreement evidencing the Principal’s Obligations or any of them; (3) the existence or continuance of CSO as a legal entity; (4) any waiver, indulgence, alteration, substitution, exchange, change in, modification or other disposition of any of the Principal’s Obligations, all of which Lender or CSO is hereby expressly authorized to make from time to time without notice to Principal Guarantor; (5) the acceptance by Lender of any security for, or other guarantors upon, all or any part of the Principal’s Obligations; or (6) any defense (other than the payment or performance of the Principal’s Obligations in accordance with their terms) that Principal Guarantor may or might have to its undertakings, liabilities and obligations hereunder, each and every such defense being hereby waived by Principal Guarantor.

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iii. Agrees that Principal Guarantor shall be held liable hereunder and Lender shall have the right to enforce this guaranty against Principal Guarantor for and to the full amount of the Principal’s Obligations, with or without enforcing or attempting to enforce this guaranty against any other guarantor, without any obligation on the part of Lender, or anyone, at any time, to resort to any collateral, security, property, liens or other rights or remedies whatsoever, and whether or not other proceedings or steps are pending or have been taken or have been concluded to enforce or otherwise realize upon the obligations, properties, estates or security of CSO or any other guarantor; and the payment of any amount or amounts by Principal Guarantor, pursuant to its obligations hereunder, shall not entitle Principal Guarantor, either at law or otherwise, to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Principal’s Obligations, unless and until the full amount of the Principal’s Obligations has been fully paid, all other Principal’s Obligations have been fully performed and observed in accordance with their terms and the Agreement has been terminated; nor will Principal Guarantor have any other rights, title, or interest pursuant to this Agreement unless specifically designated in this Agreement.

iv. Agrees and acknowledges that the direct or indirect value of the consideration received and to be received by Principal Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of Principal Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Principal Guarantor, directly or indirectly.

c. Pledge of Credit Support for Credit Enhancement. CSO shall pledge and does hereby pledge to Lender that amount of cash having a value equal to a percentage mutually agreed upon in writing between CSO and Lender of the total amount of principal of all Loans outstanding from time to time (such percentage to be modified only upon the mutual agreement of both parties) as collateral for CSO’s obligations under its Credit Enhancement. Such pledge shall be in form and substance reasonably acceptable to Lender. On a weekly basis, CSO and Lender shall determine whether the amounts pledged to or held by Lender pursuant to this Section 11(c) shall equal the amount referenced above. In the event of any shortfall, CSO shall promptly pledge to Lender additional cash in an aggregate amount equal to such shortfall. In the event of any excess and provided that CSO is not in default under any Credit Enhancement or in default under Section 18 hereof, Lender shall promptly release cash in an aggregate amount equal to such excess. In order for Lender to have and maintain a first priority perfected security interest in the cash pledged to Lender pursuant to this section but only to the extent of actual sums due and owing, from time to time to Lender, CSO hereby authorizes Lender to file UCC financing statements and amendments with such governmental offices and in such jurisdictions as Lender may deem appropriate from time to time to perfect and maintain its security interests herein granted in such pledged cash. Stated otherwise for further clarification, CSO shall be entitled to full refund of the pledged cash upon settlement and payment in full of all outstanding Loans, irrespective of Senior Lender’s security interest in such pledged cash, if any. Under no circumstances may a Senior Lender receive more than the Lender would have received, absent some default by Lender or other occurrence, which results in Senior Lender acceding to Lender’s position. CSO hereby

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further agrees to undertake reasonable actions as requested by Lender from time to time in order to perfect, protect or otherwise preserve the security interest herein granted to Lender in such pledged cash. To the extent that CSO pledges to Lender any cash pursuant to this section, then in connection with the pledge of such cash, CSO shall deposit such cash into a bank account as Lender may direct CSO in writing, which account shall be owned and subject to the exclusive control by Lender. In lieu of the pledge required hereby, CSO may provide Lender with a letter of credit issued by a third party or other security having a value equal to the amount of cash that would otherwise be pledged and reasonably acceptable to Lender. At the termination of this Agreement or CSO Program, the sums of the pledged cash, subject to the settlement and payment in full of the amounts due the parties, shall be returned to CSO

d. Offset and Set-off Rights. In the event that (i) CSO is in default under any Credit Enhancement issued in respect of any Loan or (ii) in default under Section 18 hereof, then, without any prior notice to CSO, any such notice being expressly waived by CSO to the extent permitted by applicable law, Lender shall have the right to set-off, offset and apply against any Guarantied Obligations owed by CSO and/or Principal Guarantor to lender, until paid In full, any and all pledged cash and any other credits, indebtedness or obligations, in each case whether direct or Indirect, absolute or contingent, matured or unmatured, owed by lender to or for the credit or the account of CSO under this Agreement or any other agreement between CSO and Lender; provided that the foregoing set-off, offset and application rights of Lender shall not limit in any manner, and shall be in addition to, any other rights and remedies of Lender provided by this Agreement and by Jaw. Lender agrees promptly to notify CSO after any such set-off, offset and application made by Lender pursuant to the preceding sentence; provided that any failure to give such notice shall not affect the validity of such set-off, offset, appropriation and application.

12. Third Party Service Providers. No party hereto, whether directly or indirectly, shall retain any Third Party Service Provider to assist it in performing its duties hereunder or to otherwise participate in the Loan Program or the CSO Program except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. In seeking the approval to retain a Third Party Service Provider, the party requesting such approval shall provide to the other party such information concerning the proposed Third Party Service Provider as such other party may reasonably request. A party may condition its willingness to approve a proposed Third Party Service Provider upon obtaining a written commitment from such Third Party Service Provider to comply with the terms of this Agreement and the Program Guidelines, to submit to audits and inspections by either party hereto, and to indemnify the parties hereto upon such terms and conditions as the parties hereto may reasonably require. CSO shall be responsible for supervising any Third Party Service Providers retained by CSO. Lender shall be responsible for supervising any Third Party Service Providers retained by Lender.

13. Servicing and Accounting System. CSO agrees to develop and maintain, at its sole cost and expense, a comprehensive computerized servicing and accounting system (i) that will accurately and promptly reflect all Loan transactions and track all Loan balances and the related pledged cash, Credit Enhancements and Guarantied Obligations for all Loans on an individual and aggregate basis, (ii) that will satisfy the Information requirements of CSO, Lender, Third Party Service Provider and Regulatory Authorities having jurisdiction over the loan Program and/or the CSO Program, if any, and (iii) that will

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provide a mutually agreed web link by which Lender can access such system. CSO shall provide Lender on a daily basis (on each business day) with an electronic file with data concerning all Loans originated hereunder and the related Guaranties to assist Lender in incorporating such information into its internal accounting, record keeping, and audit systems, in form and substance as may be mutually agreed to by parties from time to time. Upon the termination of this Agreement, for any reason, CSO shall continue to provide the accounting and servicing functions described herein for the Loans for the benefit of Lender and maintain the servicing and accounting system described herein for the Loans for the benefit of Lender and maintain the servicing and accounting system described herein for such purpose for TWO (2) years following the later of (a) the date on which this Agreement is terminated, and (b) the date on which the final outstanding Loan has been paid in full by the applicable Borrower or by CSO pursuant to a Credit Enhancement issued by CSO in accordance with the Program Guidelines and Section 6 hereof.

14. CSO’s Representations, Warranties and Covenants. CSO makes the following warranties, representations and covenants to Lender which will survive the expiration or termination of this Agreement for any reason:

a. This Agreement is valid, binding and enforceable against CSO in accordance with its terms, and CSO has received all necessary organization approvals to enter into this Agreement and to perform its obligations hereunder.

b. CSO is a Delaware Corporation, duly formed, validly existing, and is in good standing under the laws of the State of Delaware and its authorized, registered, and licensed to do business in Texas and in each state in which the nature of its activities makes such authorization, registration, or licensing necessary or required. CSO is registered as required for credit services organizations or a credit access business (as the case may be) under Chapter 393 of the Texas Finance Code and will remain so registered throughout the term of this Agreement. CSO has obtained any third party debt collector surety bond required by Chapter 392 of the Texas Finance Code and, if required by Chapter 392, will retain such bond throughout the term of this Agreement.

c. CSO has the full organizational power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

d. The provisions of this Agreement and the performance of each of CSO’s obligations hereunder do not conflict with CSO’s articles of organization, by-laws, or any agreement, contract, lease, or obligation to which CSO is a party or by which CSO is bound.

e. The governing authority of CSO has approved the terms and conditions of this Agreement and has determined that entering into this Agreement is in the best interests of CSO.

f. This Agreement, the Program Guidelines and the provisions of each of them comply with and are enforceable under the Rules, and the operation of each of the Loan Program and the CSO Program in accordance with this Agreement and the Program Guidelines will not violate any of the Rules.

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g. Neither CSO nor any principal thereof has been or is the subject of any of the following:

i. Criminal conviction (other than misdemeanor traffic offenses);

ii. IRS lien;

iii. Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty, or similar agreement concerning lending matters that has the effect of permanently precluding CSO or its principals from engaging in consumer financial services;

iv. Administrative or enforcement proceeding or material investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission or any other state or federal Regulatory Authority (excluding routine examinations conducted by a Regulatory Authority and excluding communications received in the ordinary course of business from any Regulatory Authority such as communications concerning consumer complaints or communications related to immaterial issues); or

v. Restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices or illegal activity on the part of CSO or any principal thereof.

For purposes of this Section 14(g), the word “principal” of CSO shall include (i) any person directly or indirectly owning a TEN PERCENT (10.00%) or more equity interest of CSO, (ii) any officer or director of CSO, and (iii) any other person having the power or authority to control CSO’s business.

h. CSO shall furnish Lender within THIRTY (30) days following the end of each calendar quarter, a compliance certificate affirming its current compliance and earlier compliance with each of the following covenants during the previous quarter:

i. CSO is now and was at all relevant times a duly licensed credit services organization registered under Section 393, et seq., of the Texas Finance Code (CSO has not originated any loans under the “tribal model” and/or any “offshore or commerce model”);

ii. CSO is now and was at all relevant times and in all material respects in compliance with the Loan Program, all applicable Rules and the Program Guidelines;

iii. CSO is not now originating or providing credit services in the origination of, nor has it ever originated or provided credit services in the origination of, any loan at an interest rate greater than TEN PERCENT (10.00%) annual percentage rate as a credit service organization or as the agent of Lender;

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iv. At all relevant times, all advertising and promotional materials for the Loans (1) have and continue to prominently identify Lender as the maker of the Loans, (2) have been and continue to be accurate, (3) have not been and are not now misleading, (4) have and continue to be in compliance with all applicable Rules, and (5) have been and continue to be submitted to Lender for prior approval;

v. CSO has not engaged and is not now engaged in any discriminatory practice in violation of the Rules, including without limitation any discriminatory practice for the purpose of discouraging any Applicant in any aspect of the credit process or any purpose prohibited by law;

vi. CSO has used and continues to use only commercially reasonable efforts to collect payments on the Loans at and after maturity thereof on behalf of Lender, and has complied and continues to comply with the federal Fair Debt Collection Practices Act, to the extent applicable, and any other applicable Rules, in the collection process;

vii. CSO has not made and will not make, explicitly or implicitly, any threats of criminal prosecution in connection with debt collection, and CSO has not engaged in, nor will it engage in, any practices that violates any applicable Rules;

viii. CSO has not imposed, nor will it impose, a charge for cashing a check or draft related or conditioned on its CSO services, but may charge a fee for cashing a check or draft as an ancillary financial service. CSO has been and will remain in compliance in all respects with the Gramm Leach-Bliley Act (“GLBA”) and Federal Trade Commission regulations implementing the GLBA, other applicable federal and state privacy rules, and this Agreement, as it pertains to Applicant and Borrower Information (as later defined);

ix. CSO has not violated and will not violate any term of this Agreement pertaining to the use and/or protection of Lender’s Confidential Business Information;

x. CSO shall provide (in reasonable detail) the calculations and supporting documentation as Lender may require to demonstrate compliance with the financial covenants referred to in Section 27 of this Agreement;

xi. CSO has and will continue to timely furnish all information required herein, which Information has and will be in all material respects, truthful, accurate and complete.

xii. In the event that CSO commences filing public reports with the SEC, CSO shall permit Lender to participate in any periodic conference calls regularly available to market analysts or investors.

xiii. CSO shall comply with all applicable federal, state and local statutes, regulations and ordinances in its performance of this Agreement, the performance of the credit services, and its operation of the Program.

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xiv. CSO shall implement, and shall take measures to maintain, reasonable and appropriate administrative, technical, and physical security safeguards to (1) insure the security and confidentiality of non-public personal information relating to any consumer; (2) protect against anticipated threats or hazards to the security or integrity of non-public personal information; and (3) protect against unauthorized access or use of non-public personal information that could result in substantial harm or inconvenience to any consumer.

Any failure or inability to timely or truthfully issue such compliance certificate shall be a default under this Agreement and shall give rise to Lender’s rights and remedies under Section 18.

15. Lender’s Representations and Warranties. Lender makes the following warranties and representations to CSO, all of which shall survive the execution and termination of this Agreement for any reason:

a. This Agreement is valid, binding and enforceable against Lender in accordance with its terms, and Lender has received all necessary approvals to enter into this Agreement and to perform its obligations hereunder.

b. Lender is a Texas corporation duly formed, validly existing, and in good standing under the laws of the State of Texas and is authorized to do business in the State of Texas and in each state in which the Loans are being offered and in each state in which the nature of its activities makes such authorization, registration, or licensing necessary or required. Lender is not affiliated with CSO or any affiliate of CSO.

c. Lender has the full organizational power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

d. The provisions of this Agreement and the performance of each of Lender’s obligations hereunder do not conflict with Lender’s organizational documents or any agreement, contract, lease, or obligation to which Lender is a party or by which Lender is bound.

e. The governing authority of Lender has approved the terms and conditions of this Agreement and has determined that the entering of this Agreement by Lender is in the best interests of Lender.

f. Neither Lender nor any principal thereof has been or is the subject of any of the following:

i. Criminal conviction (other than misdemeanor traffic offenses);

ii. IRS lien;

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iii. Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty, or similar agreement concerning lending matters that has not been resolved;

iv. Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, or any other state or federal Regulatory Authority (excluding routine examinations conducted by a Regulatory Authority and excluding communications received in the ordinary course of business from any Regulatory Authority such as communications concerning consumer complaints or communications related to immaterial issues) that has not been resolved; or

v. Restraining order, decree, injunction, or judgment in any proceeding or lawsuit alleging fraud or deceptive practices or illegal activity on the part of Lender or any principal thereof.

For purposes of this Section 15(f) the word “principal” of Lender shall include (i) any person directly or indirectly owning a TEN PERCENT (10.00%) or more equity interest of Lender, (ii) any officer or director of Lender, and (iii) any other person having the power or authority to control Lender’s business.

16. Ownership of Borrower Information. Each party shall take all steps necessary and appropriate to maintain the confidentiality of any Applicant and Borrower names, addresses, and telephone numbers and all account and other information, including payment information, regarding Borrowers and Applicants who have been declined, and all records, data, and information pertaining to the foregoing (collectively, “Borrower lnformation”). Lender and CSO jointly and severally shall own all Borrower Information; provided, however, that neither party will use any of such Borrower Information except to the extent permitted by the Program Guidelines and the privacy policies of each of CSO and Lender set forth in the documents described in the Program Guidelines. Notwithstanding the foregoing, without the need for obtaining Lender’s consent, CSO may use Borrower Information for purposes of marketing, offering, selling, brokering, underwriting and providing other products and services, including, without limitation, other loan products and services that may be offered to Borrowers by CSO, any Third Party Service Provider of CSO or any other lenders through the distribution channels of CSO and any Third Party Service Provider of CSO, provided that, in all cases, however, any use by CSO of any such Borrower Information shall comply with (a) all applicable Rules, (b) the requirements of the Program Guidelines, and (c) the above-described privacy policies of both CSO and Lender and in the event any such Borrower Information is used in connection with marketing, offering, selling, brokering, underwriting or providing loans made by any party other than CSO, Lender agrees that such other lender may jointly own such Borrower Information with CSO and Lender, so long as such other lender has a privacy policy no less restrictive than Lender’s privacy policy described in the Program Guidelines and agrees in writing to comply with such privacy policy and the privacy policies of CSO and Lender. In addition, notwithstanding that Lender has an ownership interest in Borrower Information, Lender agrees that it will not use Borrower Information to market any other products or services to Borrowers or to Applicants without the prior written consent of CSO. Without limiting the foregoing, each of CSO and Lender shall adopt and maintain reasonable procedures relating to administrative, technical, and physical safeguards to: (a)

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ensure the security and confidentiality of any Borrower Information that such party receives; (b) protect against any anticipated threats or hazards to the security or integrity of any Borrower Information that such party receives; (c) protect against the unauthorized access to or use of any Borrower Information that such party has in its possession which could result in substantial harm or inconvenience to any Borrower or Applicant; and (d) ensure the proper disposal of any Borrower Information that such party has in its possession. Notwithstanding anything herein to the contrary, CSO shall be the sole owner of all CSO Disclosure Statements and all CSO Contracts and any information contained therein. The rights and obligations of the parties under this Section 16 shall survive the termination of this Agreement for a period of TWO (2) years. ·

17. Insurance. CSO shall procure and maintain such insurance as described on Exhibit “A.” Although CSO is not required to assure that such liability policies of insurance, including umbrella policies, name Lender and its successors and assigns as additional insureds under such policies of insurance, CSO agrees to maintain all such coverage throughout the term of this Agreement.

18. Term. The term of this Agreement shall be for a period of TWO (2) years commencing as of the Effective Date; provided, however, that either party may terminate this Agreement prior to the expiration of its term pursuant to the provisions of this Section 18 and Section 19 below. This Agreement shall be renewed automatically for successive one-year terms unless the party not wishing to renew provides the other party with at least NINETY (90) days advance written notice of non-renewal. Each party hereto shall have the right to terminate this Agreement immediately upon written notice to the other party hereto, if (a) the terminating party determines in its reasonable discretion that the activities of the parties under this Agreement, the Loan Program or the CSO Program are illegal under, prohibited by or not permitted under any of the Rules; (b) any Regulatory Authority having jurisdiction over the Program, CSO or Lender requires the terminating party to terminate this Agreement; (c) the terminating party determines in its reasonable discretion that continued operation of the Loan Program or the CSO Program may materially adversely affect the ongoing operations of the terminating party or those of the terminating party’s affiliates; and in the event of a termination of this Agreement pursuant to this clause (c), the terminating party shall provide the other party with a written explanation of the basis for such termination, or (d) the terminating party determines in its reasonable discretion that continued operation of the Loan Program or the CSO Program may materially adversely affect the relationship between the terminating party or any of its affiliates and any Regulatory Authority having jurisdiction over any of them. In addition, if Lender modifies any Loan term, interest rate, fee, or other charge pursuant to Section 10 above, or if Lender materially modifies any underwriting criteria for the Loans pursuant to Section 10 above, CSO may terminate this Agreement upon THIRTY (30) days prior written notice to Lender if CSO determines in its reasonable discretion that such modification by Lender would render it economically infeasible for CSO to continue to perform its duties and responsibilities hereunder or that such modification would cause any aspect of the Loan Program or the CSO Program to be in violation of any Rules. Notwithstanding any termination of this Agreement, each party’s respective obligations and covenants hereunder with respect to outstanding Loans and the related pledged cash, Credit Enhancements and Guarantied Obligations shall remain in effect for so long as such Loans remain outstanding.

19. Termination Upon Default.

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a. Either party hereto shall have the right to terminate this Agreement upon occurrence of one or more of the following events:

i. Failure by the other party to observe or perform that party’s obligations to the other hereunder or to comply with any provision of this Agreement, so long as the failure or nonperformance is not due to the actions of the terminating party;

ii. In the event any Financial Information (as defined below) representation, warranty, statement or certificate furnished to either party by the other in connection with this Agreement, or any separate material statement or document delivered or to be delivered hereunder by either party hereto to the other party, is materially false, misleading, or inaccurate as of the date made or delivered; and

iii. In the event a party hereto (or an affiliate of such party) defaults under any other agreement executed between the parties hereto (and/or any of their respective affiliates) and such default continues beyond any applicable notice and cure period provided for such default under such other agreement.

b. The Agreement may be terminated pursuant to Section 19(a)(i) above only if the default continues for a period of THIRTY (30) days after the defaulting party receives written notice from the other party specifying the default in the case of a non-monetary default, or TEN (10) days after the default in the case of a failure to pay any amount when due hereunder.

c. In addition to any other right to terminate this Agreement, a party may terminate this Agreement if the other party hereto, or such other party’s principals is the subject of any of the following or if any of the following occurs with respect to such other party or such other party’s principals: insolvency, inability to pay its debts as they become due, the filing of a voluntary bankruptcy petition, the filing .of an involuntary bankruptcy petition which is not dismissed within THIRTY (30) days after filing thereof, dissolution or termination of its existence as a going concern, or the appointment of a receiver for any part of its property.

d. In order to preserve the goodwill of each Party with its customers, the Parties shall act in good faith and cooperate in order to ensure a smooth and orderly termination of their relationship and the termination of the Loan origination and marketing program contemplated hereunder. Unless prohibited by applicable Rules, or as otherwise provided in this Agreement, upon Lender’s written request CSO shall continue to service outstanding Loans following termination or expiration of this Agreement until all Loans are repaid or charged off in accordance with lender’s collection policies and procedures. Except as otherwise set forth in Section 13 herein, upon the termination or expiration of this Agreement, all rights and benefits herein granted to CSO (but none of the obligations of CSO hereunder) shall revert to Lender, and CSO shall immediately cease using Lender Loan Program and any Lender’s properties or materials.

20. Indemnification.

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a. Indemnification Obligations. To the furthest extent allowable by law, CSO shall indemnify, defend and hold Lender and its partners and affiliates and their respective directors, officers, employees, shareholders, lenders, partners and agents (herein, the “Lender Indemnified Parties”) harmless from and against any and all claims, causes of action, demands, liabilities, losses, penalties, fines, judgments, damages or expenses (including, without limitation, legal fees, fines, court costs, accounting fees and class action costs) (collectively “Damages”) whether based on contract, tort, common law, equity, or statute (each, a “Claim”), asserted by or on behalf of any Applicant, Borrower, Regulatory Authority, or other person or entity relating to, arising or alleged to have arisen in whole or in part out of or in consequence of all of the following: (i) any breach by CSO of its obligations under this Agreement or the inaccuracy of any warranty or representation of CSO set forth in this Agreement; (ii) any act or omission (whether one or more) of any Third Party Service Provider retained by CSO, the inaccuracy of any warranty or representation made for the benefit of Lender by any Third Party Service Provider retained by CSO, or the breach of any obligation owed to Lender by any Third Party Service Provider retained by CSO; (iii) any claim or determination that the Loans or the activities of the parties hereunder are illegal under or prohibited by any of the Rules and any other claim asserted by or on behalf of any Applicants, Borrowers or Regulatory Authority with respect to the Loans; (iv) any examination, investigation or audit conducted by a Regulatory Authority; (v) any actual or alleged injury to any Applicant, Borrower and/or actual or prospective customer of CSO or to any employee of CSO actually caused or alleged to have been caused in whole or in part by CSO or any of its employees, agents or representatives; (vi) any transaction (whether one or more) arising out of, relating to, and/or pursuant to this Agreement; (vii) any claim by a Borrower relating to the documentation of a Loan by CSO or Lender and/or (viii) any act or omission (whether one or more) of CSO, and/or its employees, agents, representatives and/or third party service providers in connection with their performance or lack of performance of any duty or activity contemplated by this Agreement. The obligation under this Section 20(a) shall include but not be limited to payment of all reasonable and necessary counsel fees and expert fees THE OBLIGATIONS OF CSO TO INDEMNIFY AND DEFEND INDEMNIFIED PARTIES UNDER THIS SECTION 19(a) SHALL EXTEND WITHOUT LIMITATION TO CLAIMS THAT ALLEGE THE OMISSIONS, NEGLIGENCE, GROSS NEGLIGENCE, AND/OR INTENTIONAL ACTS OF LENDER, EXCEPT THAT CSO SHALL HAVE NO INDEMNIFICATION OBLIGATION CAUSED BY LENDER’S GROSS NEGLIGENCE AND/OR INTENTIONAL TORTS, EXCEPT TO THE EXTENT SUCH GROSS NEGLIGENCE OR INTENTIONAL TORT ARISES FROM ACTIONS REASONABLY REQUIRED TO PERFORM LENDER OBLIGATIONS UNDER THIS AGREEMENT.

Additionally, CSO’s indemnification obligations under this Section 20(a) shall include the payment of all costs of defense, if any, including without limitation, all reasonable and necessary attorney’s fees, court costs, accounting fees, class action costs and expert fees, subject to CSO’s reimbursement rights under Section 20(c) below. Except as otherwise provided in this Section 20(a), the obligations of CSO to defend, indemnify and hold Lender Indemnified Parties harmless under this Section 20(a) shall extend without limitation to the actual or alleged omissions, negligence, gross negligence, and intentional acts of Lender, including Lender’s sole or concurrent negligence.

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NOTHING CONTAINED HEREIN SHALL REQUIRE CSO TO DEFEND, INDEMNIFY OR HOLD LENDER INDEMNIFIED PARTIES HARMLESS FROM LENDER’S BREACH OF THIS AGREEMENT.

b. Indemnification Procedures. Lender shall promptly notify CSO of any suit or threat of suit of which Lender becomes aware which may give rise to a right to indemnification under this Agreement but in any event within THIRTY (30) days of the discovery of such claim; provided, however, that the failure of Lender alleging a right of indemnity hereunder to provide prompt notice to CSO shall relieve CSO of its obligations hereunder only to the extent that CSO can prove that such failure to provide prompt notice actually and materially prejudiced the rights of CSO. CSO shall promptly reimburse Lender for all Damages incurred by Lender (including Damages incurred in advance of the final disposition of the underlying claim), shall bear all expenses in defending any such claim or matter, and shall be entitled to participate in the settlement or defense of any matter for which Lender seeks indemnity hereunder and, if CSO elects, to take over and control the defense and settlement thereof utilizing counsel of its choice in consultation with Lender (in which case Lender shall have the right to employ separate counsel of its choice, but the fees and expenses of such counsel shall be at the expense of CSO). CSO may not enter into a final settlement of any claim or matter without the prior consent of Lender, which consent shall not be unreasonably withheld or delayed; provided that Lender’s withholding of or delaying consent shall not be deemed unreasonable if the proposed settlement arrangement allocates liability or financial obligations directly to Lender. In all cases, Lender and CSO shall cooperate and assist each other in all reasonable respects in the defense and settlement of any such action.

c. Obligation to Refund Advanced Damages. In the event that CSO reimburses Lender for Damages pursuant to the indemnification provisions of this Section 20, in advance of the final disposition of the underlying claim, and if it is ultimately determined by settlement or pursuant to the dispute resolution provisions hereof that such Damages directly arose out of an occurrence that did not require such indemnification under Section 20(a), then Lender agrees to repay to the other party any such Damages for which it received advanced reimbursement to which it was not entitled hereunder. All Damages required to be repaid under this Section 20(c) shall be repaid within FIVE (5) business days following the above described ultimate determination.

d. Survival. This Section 20 shall survive any termination or expiration of this Agreement. Each party expressly agrees, warrants and represents that it has read the terms of this Section 20, understands the same and that the terms of this Section 20 are clear, conspicuous and unequivocal.

21. Expenses. Except as expressly provided to the contrary in this Agreement, each party shall be responsible for all expenses incurred by it in the performance of its obligations under this Agreement, including any expenses incurred by it in performing its respective duties set forth in this Agreement.

22. Scope of Relationship. The parties agree that the relationship established by this Agreement is non-exclusive. Without limiting the foregoing and subject to the provisions of this Agreement, each party

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hereto is expressly permitted, without the need for obtaining any further consent or approval from the other party hereto, to market, offer, sell, broker, underwrite and/or provide other products and services, including without limitation, any other loan products and services and specifically including, without limitation, any loan products and services similar in scope and nature to the Loans and the related services contemplated by the Program Guidelines, through any of their respective distribution channels and the distribution channels of their respective Third Party Service Providers, including, without limitation, any of such distribution channels through which Loans are offered pursuant to this Agreement.

23. Confidential Information. In performing their obligations pursuant to this Agreement, each party may have access to and receive disclosure of certain confidential information about the other party or parties, including, without limitation, the names and addresses of a party’s Borrowers or members, marketing plans and objectives, research and test results, and other information which is confidential and the property of the party disclosing the information (“Confidential Information”). The parties agree that the term Confidential Information shall include this Agreement, the Program Guidelines, and the Program Materials, as the same may be amended and modified from time to time. Confidential Information shall not include information in the public domain, which is independently developed by any party hereto, or as defined under Section 16 as Borrower Information which may be used only as indicated therein, to the extent that it may conflict with the provisions contained in this Section 22. Lender and CSO agree that Confidential Information shall be used by each party solely In the performance of its obligations under this Agreement or in connection with activities related to such performance (including, without limitation, activities involving the financing of the Loans by Lender). Each party shall receive Confidential Information in confidence and shall not disclose Confidential Information to any third party, except as may be permitted hereunder or under the Program Documents, or as may be necessary to perform its obligations hereunder, or as may be otherwise agreed in writing by the party furnishing the information, or as required by the Rules or any Regulatory Authority. In the event that either party (the “Restricted Party”) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such party will provide the other party with prompt notice of such request(s) so that the other party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished as a Restricted Party would reasonably exercise in assuring the confidentiality of any of its own confidential information. Notwithstanding anything herein to the contrary, nothing herein shall prohibit either party hereto from entering into agreements with any other party that include program guidelines and program materials that may or may not be the same as, or substantially similar to, the Program Guidelines and Program Materials. Upon request or upon any expiration or termination of this Agreement, each party shall return to the other party or destroy (as the latter may instruct) all of the latter’s Confidential Information in the former’s possession which is in any written or other recorded form, including data stored in any computer medium; provided, however, that a party hereto may retain the Confidential Information of the other party (but subject to the requirements of this Section 22) to the extent that such party needs access to such information to continue to perform any of its obligations hereunder or to broker or service Loans or otherwise perform obligations owed by such party to the other party.

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24. Regulatory Examinations and Financial Information. Each party agrees to submit to any examination which may be required by any Regulatory Authority with audit and examination authority over the other party, to the fullest extent that such Regulatory Authority may require and to the fullest extent provided by law. Lender (either directly or by the use of accountants or other agents or representatives) may audit, inspect, and review CSO’s files, records, and books with respect to the Loans and compliance with the Loan Program and the CSO Program. CSO also agrees to provide Lender with copies of any government or regulator audits of CSO as it relates to those stores and/or loans which Lender funds, during the term of this Agreement. Upon seven (7) days advance written notice, CSO (either directly or by the use of accountants or other agents or representatives) may audit, inspect, and review Lender’s files records, and books with respect to the Loans and compliance with the Loan Program and the CSO Program. CSO will pay any and all costs of auditing Lender. CSO agrees to prepare quarterly balance sheets and quarterly statements of income, retained earnings and cash flows for the last TWELVE (12) months together with complete and accurate books, records, and accounts prepared and maintained on a consistent basis and in accordance with generally accepted accounting principles (collectively, the “Financial Information”). Upon the request by Lender, CSO hereto agrees to deliver to Lender, within THIRTY (30) days of receiving such request, the Financial Information, certified as true and correct by an officer or principal of CSO (such request not to be made more often than one time every calendar quarter). CSO agrees to submit to operational audits and audits of CSO’s electronic data processing functions, as the other party may reasonably request from time to time. The auditing party will promptly submit the results of such audits to the audited party. Any such audit shall be performed at CSO’s sole cost and expense. Additionally, CSO shall provide to Lender, as soon as available and in any event (i) within NINETY (90) days after the end of each fiscal year, financial statements of CSO (on a consolidated and consolidating basis) to include a balance sheet, income statement, cash flow statement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the CSO and its consolidated subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the CSO and its subsidiaries), as of the end of such fiscal year, audited by independent certified public accountants of recognized standing satisfactory to Lender, and (ii) promptly from time to time following the occurrence of an event required to be reported on Form 8-K pursuant to Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01, 5.02 and 5.03 thereof, the information that would be required to be filed with the SEC on Form 8-K if the CSO were required to file such reports with respect to any of such items.

25. Relationship of Parties; No Authority to Bind. Lender and CSO agree that (a) Lender and CSO are independent contractors to each other in performing their respective obligations hereunder, (b) Lender shall not hold any ownership in CSO or possess a leasehold interest in CSO’s offices or any personal property located therein, except that Lender shall be the exclusive owner of all Loans and Loan Documents, (c) no Lender employees shall work in the CSO offices (except for Lender auditors who may examine CSO’s practices from time to time for compliance with the Program Guidelines), and (d) other than as may be necessary to generally effectuate CSO’s performance of its duties under this Agreement,

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Lender shall exercise no authority or control over CSO’s employees or methods of operation. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Lender and CSO to be treated as partners, joint venturers, joint associates for profit or otherwise be deemed to create a relationship of agent and principal. Neither party shall have any authority to bind the other party to any agreement except to the extent expressly permitted herein. Except as expressly set forth in this Agreement to the contrary, no actions or failure to act by one party on the part of the other party hereto shall be construed to imply the existence of any authority not expressly granted herein. Except as expressly provided herein or in the Program Guidelines, CSO is not authorized to, and shall not (i) make or amend any contract incur any debt or liability, or extend any credit or enter into any obligation on behalf of Lender, other than as specified by this Agreement in its role as CSO with Lender; (ii) modify or amend any document, instrument, promissory note, or security agreement evidencing or relating to a Loan or the related Credit Enhancement (individually, a “Loan Document” and collectively, the “Loan Documents”), or extend the time for making any payment which may become due under any Loan; or (iii) waive any of Lender’s rights or privileges under any Loan, Loan Document or other agreement made by Lender. CSO understands and agrees the that CSO’s name shall not appear on any Loan Document as the maker of a Loan and that CSO shall not have any participation in the credit decision to make or provide a Loan, a Loan renewal or a Loan refinance or any participation in any act pertaining to the funding of a Loan, a Loan renewal or a Loan refinance. CSO shall refer to Lender any inquiries concerning the accuracy, interpretation, or legal effect of any Loan Document. CSO shall not negotiate the terms of any Loan Document on behalf of Lender. Lender shall be deemed to have received and reviewed the Loan Documents and supporting materials only after the Loan Documents and materials have been previously received at Lender’s offices or if designated by Lender, by a Third Party Service Provider. CSO shall not represent to anyone that CSO has the authority or power to do any of the foregoing and shall make no representations concerning Lender’s transaction except as expressly authorized in writing. Lender shall not have any authority or control over any of the property interests or employees of CSO, nor shall Lender have any authority or control over any of the property interests or employees of those affiliates of CSO that own and operate stores at which Applicants or other potential Borrowers are offered the opportunity to complete and submit applications for Loans. As used herein, the term “Loan Document” shall not include any agreements that CSO or any affiliate of CSO may enter into directly with any party that governs the agreement of CSO or an affiliate of CSO to attempt to broker a Loan on behalf of any Borrower or any party who applies for, but is denied, a Loan. In each and every instance, the acts that this Agreement authorizes CSO to perform for or on Lender’s behalf shall solely constitute CSO a special, limited agent of Lender to perform the duties and services set forth herein. In no event may CSO act as Lender’s general agent or represent to others that it may act as Lender’s general agent. In the event that either party reasonably determines that any provision of this Agreement requires an act that applicable Rules disallow in order for CSO and Lender to operate lawfully as an independent credit services organization and lender, respectively, or otherwise causes a material risk of violating applicable Rules, then the parties shall promptly and in good faith attempt to agree to a modification so as to reduce or eliminate such risk of not conforming to applicable Rules.

26. Governing Law; Arbitration; Consent to Jurisdiction. This Agreement shall be construed and performed in accordance with the laws of the State of Texas, without reference to Texas choice of law or conflicts rules. At the request of either party, any dispute between the parties relating to this Agreement shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American

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Arbitration Association, provided, however, that a party seeking specific performance hereunder pursuant to Section 33 below may pursue such remedy in court. Unless otherwise agreed to by both parties, the location for any arbitration proceedings concerning this Agreement shall be in Dallas County, Texas. In the event that a party hereto initiates a lawsuit in court concerning an arbitrable claim, controversy or dispute, such party shall pay the other party for the costs, including attorneys’ fees that the other party incurs to obtain an order from the court to stay or dismiss the lawsuit or otherwise compel arbitration. The arbitrator shall be authorized to award such relief as is allowed by law. Except as provided below, each party shall be responsible for its own attorneys’ fees incurred during the course of the arbitration, as well as the costs of any witnesses or other evidence such party produces or causes to be produced. The award of the arbitrator shall include findings of fact and conclusions of law. Except as required by law, such award shall be kept confidential, and shall be final, binding, and conclusive on the parties. Judgment on the award may be entered by any court of competent jurisdiction. The prevailing party in the resolution of any dispute (“Dispute Resolution”) concerning this Agreement, any provision hereof or any actual or alleged breach shall be entitled to its reasonable attorneys’ fees, including investigation and costs of discovery, and other costs connected with such Dispute Resolution, in addition to all other recovery or relief. The prevailing party shall be that party receiving substantially the relief sought or successfully defending substantially the position maintained in the Dispute Resolution, whether or not brought to final award or judgment. The parties agree that in the event of any litigation hereunder, the exclusive venue and place of jurisdiction for such litigation shall be in the state courts or the federal district courts situated in Dallas County, Texas, and each party hereto specifically consents and submits to the personal jurisdiction of such courts.

27. Financial Covenants. CSO and Principal Guarantor shall comply with all financial covenants contained in any senior debt obligation of such person and shall promptly provide Lender with any notice received from or provided to the holder of such senior debt obligation relating non-compliance with or violation of such covenants.

28. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

29. Force Majeure. In the event of an act of God or other natural disaster which makes the carrying out of this Agreement impossible, or if a party’s performance hereunder is rendered illegal or materially adversely affected by reason of changes in applicable Rules, or if a Lender or CSO is advised in writing by any Regulatory Authority having or asserting jurisdiction over Lender, CSO or the Loans, respectively, that the performance of its obligations under this Agreement is or may be unlawful, then the party unable to perform, or whose performance has been rendered illegal or who has been so advised by a Regulatory Authority, may terminate this Agreement by giving written notice at least ONE HUNDRED EIGHTY (180) days in advance of termination to the other party, unless such changes in the Rules or communication from such Regulatory Authority require earlier termination, in which case termination shall be effective upon such earlier required date.

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30. Successors and Third Parties. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their successors and assigns. Except as expressly provided herein with respect to Third Party Service Providers, the obligations, rights and benefits hereunder are specific to the parties hereto and shall not be delegated or assigned without the prior written consent of the other party, which shall not be unreasonably withheld. As a condition to an assignment of any obligations, rights or benefits hereunder, the assignee of such rights and benefits must agree to be bound by the terms of this Agreement pursuant to an assignment document executed by such assignee, in form and substance reasonably satisfactory to both Lender and CSO. Nothing in this Agreement is intended to create or grant any right, privilege, or other benefit to or for any person or entity other than the parties hereto. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge that Lender can freely assign its rights with respect to the Loans and the Loan Documents (including, without limitation, its rights under Section 6 and 11 hereof and its rights to grant a first right and security interest to Senior Lenders under Section 36, subject to CSO’s rights and reservations in those sections in which case, “Senior Lender” will also include the assignee’s secured lenders) without CSO’s prior written consent.

31. Notices. All notices, requests, and approvals required or permitted by this Agreement shall be in writing and addressed/directed to the other party at the address below or at such other address of which the notifying party hereafter receives notice in conformity with this Section 31. All such notices, requests, and approvals shall be deemed given upon actual receipt thereof:

To Lender:	TXCSO, Inc.
8 South Michigan Avenue, Suite 1803
Chicago, IL 60603
Attention: Ira Felner, President
Email: ifelner@barrfunding.com

With copy to:	Arnstein & Lehr, LLP
161 North Clark St., Suite 4200
Chicago, IL 60601
Attention: Bruce H. Balonick
Email: BBalonick@arnstein.com

To CSO:	Avio Credit, Inc.
3527 North Ridge Road
Wichita, Kansas 67205
Attention: Roger Dean, EVP & CFO
Email: rogerdean@curo.com

With a Copy to:	Avio Credit, Inc.
3527 North Ridge Road
Wichita, Kansas 67205
Attention: Vin Thomas, Chief Legal Officer
Email: vinthomas@curo.com

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32. Waiver. Neither party hereto shall be deemed to have waived any of its rights, powers or remedies hereunder except In an express writing signed by an authorized agent or representative of the party to be charged with such waiver.

33. Counterparts. This Agreement may be executed and delivered by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Delivery of a signature hereto by an email transmission of an Adobe portable digital file (PDF) shall be as effective as delivery of a manually executed counterpart hereof, and any such PDF signature shall be treated as an original signature hereto.

34. Specific Performance. Certain rights which are subject to this Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. In the event of a breach of this Agreement by either party hereto, an action at law for damages or other remedies at law would be inadequate to protect the unique rights and interests of the parties. Accordingly, the terms of this Agreement shall be enforceable in a court of equity by a decree of specific performance or injunction. Such remedies shall, however, be cumulative and not be exclusive and shall be in addition to any other remedy which the parties may have.

35. Further Assurances. From time to time, the parties will execute and deliver to the other such additional documents and will provide such additional information as either may reasonably require to carry out the terms of this Agreement.

36. Lien of Senior Lender. Subject to the rights of the CSO contained herein and specifically to the return of the pledged cash upon the discharge of its obligations, CSO acknowledges and agrees that Lender has granted or may hereafter grant a first priority lien and security interest to Senior Lender as security for the Senior Debt in all right, title and interest of Lender in and to (a) the Loans, (b) all documents and instruments executed by a Borrower or CSO in connection with the Loans (including, but not limited to all Credit Enhancements, this Agreement, and all Loan Documents), (c) all collateral securing the Loans (whether granted by a Borrower or CSO); including, without limitation and (d) all proceeds arising therefrom. CSO further acknowledges and agrees that Senior Lender shall be entitled to exercise all rights of Lender under this Agreement and any Program Documents with respect to the Loans, the Loan Documents and any Credit Enhancements upon notification by Senior Lender in accordance with the exercise of any rights or remedies of the Senior Lender under the Senior Loan Documents which shall terminate immediately upon payment of the Loans or Guarantied Obligations, as such monies are owed Lender. CSO agrees that all liens and whatever other right, title or interest (if any) which CSO may have at any time in any collateral, including but not limited to motor vehicles, as security for the obligations of a Borrower to CSO shall, at all times and in all respects, be subject, junior and subordinate as to priority and in all other respects to all liens and any other right, title or interest of Lender to any such collateral as

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security for the Loan or Loans to such Borrower, irrespective of the time or order of the creation or perfection of any such lien, right, title or interest and irrespective of any failure by Lender to create or perfect any such lien, right, title or interest. CSO agrees that it will not foreclose or exercise any right or remedy it may have at any time in or with respect to the collateral until such time as the Loan or Loans to a Borrower secured by such collateral have been indefeasibly paid.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT, AND THE DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND MAY BE AMENDED OR MODIFIED ONLY BY A WRITING SIGNED BY DULY AUTHORIZED REPRESENTATIVES OF EACH PARTY AND DATED SUBSEQUENT TO THE DATE HEREOF. THIS AGREEMENT SHALL SUPERSEDE AND MERGE All PRIOR COMMUNICATIONS, REPRESENTATIONS, OR AGREEMENTS, EITHER ORAL OR WRITTEN, BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF, EXCEPT WHERE SURVIVAL OF PRIOR WRITTEN AGREEMENTS IS EXPRESSLY PROVIDED FOR HEREIN. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES

NOTICE RELATING TO DEFAULTED LOANS

CSO HEREBY EXPRESSLY ACKNOWLEDGES AND CONSENTS TO THE PROVISION OF SECTION 6 ABOVE, WHICH, IN CERTAIN CIRCUMSTANCES, COULD RESULT IN CSO MAKING PAYMENT TO LENDER IN CONNECTION WITH A LOAN.

EXHIBIT A IS ATTACHED HERETO AND MADE A PART HEREOF.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

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IN WITNESS WHEREOF, this Agreement is executed by the authorized officers and representatives and of the parties shall be effective as of the Effective Date.

Lender: TXCSO, INC.

By:	/s/ Ira Felner
Name: Ira Felner
Title: CEO and President

CSO: Avio Credit, Inc.

By:	/s/ Roger Dean
Name: Roger Dean
Title: EVP and CFO and

JOINDER OF PRINCIPAL GUARANTOR

AGREED AND CONSENTED to as of the Effective Date.

PRINCIPAL GUARANTOR:     CURO Intermediate Holding Corp.

CURO Intermediate Holding Corp.

By:	/s/ Roger Dean
Name: Roger Dean
Title: EVP and CFO

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EXHIBIT A

1.	CSO shall procure and maintain the following insurance coverage from insurance companies:

a.	General Liability Insurance Coverage:

•	Occurrence form including bodily injury, property damage, advertising injury and personal injury; forms acceptable to LENDER.

•	Limits of Liability: $1,000,000 aggregate

b.	Excess I Umbrella Insurance Coverage:

•	Occurrence Form; Coverage and Forms acceptable to LENDER.

•	Limits of Liability: $1,000,000

•	Retained Limit: $10,000

c.	Privacy/Cyber Liability Insurance Coverage:

•	Coverage to include: breach remediation, notification expenses, and ongoing credit monitoring.

•	Limits of Liability: $1,000,000

2.	All policies may list LENDER as an additional insured, on an endorsement form. All policies may provide for at least thirty (30) days’ notice to LENDER of either cancellation or non-renewal. CSO shall be responsible for the payment of all deductibles or retained limits. CSO shall provide LENDER with confirmation that all policies have been obtained upon LENDER’S request.

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